EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 31, 2025, related to the consolidated financial statements of Red Cat Holdings, Inc. as of and for the eight months ended December 31, 2024 and as of and for the years ended April 30, 2024 and 2023, included in its Transition Report on Form 10-KT, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

September 15, 2025